UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 17, 2010

Iridium Communications Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33963	26-1344998
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1750 Tysons Boulevard

Suite 1400

McLean, VA 22102

(Address of principal executive offices)

703-287-7400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Amendment to Contract for Launch Services with SpaceX

On March 16, 2010, Iridium Communications Inc. (“Iridium”) entered into a Contract for Launch Services with Space Exploration Technologies Corp. (“SpaceX” and the “SpaceX Agreement”), which will become effective upon the closing of the credit facility which will be drawn down to fund Iridium NEXT, Iridium’s next-generation satellite constellation. Pursuant to the SpaceX Agreement, SpaceX will provide Iridium launch services in connection with Iridium’s deployment of Iridium NEXT. The SpaceX Agreement contemplates multiple launches on SpaceX’s Falcon 9 rocket and has a maximum value of approximately $492 million. The launches are scheduled to be performed over a two-year period. Pursuant to the Space X Agreement, SpaceX will also provide satellite-to-launch vehicle integration and launch support services, as well as specified optional services.

The SpaceX Agreement was to terminate on September 18, 2010 if Iridium had not closed the credit facility which would trigger the effectiveness of the agreement. As we anticipate completing the credit facility in the near future, on September 17, 2010, Iridium entered into Amendment No. 1 to the SpaceX Agreement (the “Amendment”) to, among other things, extend the termination date to December 19, 2010, although there can be no guarantee that a credit facility will be in place by such date. At the time of execution of the SpaceX Agreement, Iridium made an advance payment to SpaceX of $19 million, which will be credited against the amounts subsequently due under the agreement. As part of the Amendment, Iridium agreed to make additional payments of approximately $24 million prior to the anticipated closing of the credit facility, in part associated with certain milestone payments. If the SpaceX Agreement, as amended, terminates on December 19, 2010, SpaceX will be required to refund to Iridium approximately $19 million of the anticipated $43 million Iridium will have paid them under the agreement.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 18, 2010, Iridium entered into an employment agreement with Mr. Matthew J. Desch, effective as of September 18, 2010 (the “Employment Agreement”), to replace his current expiring employment agreement (the “Prior Employment Agreement”), pursuant to which he will continue to serve as Iridium’s Chief Executive Officer and a member of the Iridium’s Board of Directors. The Employment Agreement extends the term of Mr. Desch’s employment through September 18, 2013.

The Employment Agreement provides for an initial annual base salary of $675,000, which is unchanged from Mr. Desch’s base salary under the Prior Employment Agreement, and participation in Iridium’s annual incentive plan with a target bonus equal to 90% of base salary (the “Target Bonus”), with the actual amount of bonus thereunder determined by the Compensation Committee (or a subcommittee thereof) based upon the level of achievement of the performance goals set by such committee for the year. The Target Bonus is unchanged from his current 2010 Target Bonus. The Employment Agreement provides that he may be terminated by Iridium for any reason upon written notice. However, in the event he is terminated without “Cause” (as defined in the Employment Agreement) or he terminates his employment for “Good Reason” (as defined in the Employment Agreement), he will be entitled to a sum equal to (x) one times his then current base salary and (y) one times his then current Target Bonus, payable in equal installments over a period of twelve months (the “Severance Period”). He will also receive continued health insurance coverage at active employee rates for the Severance Period. In the event that such termination occurs within the twelve month period commencing on a Change in Control (as defined in Iridium’s 2009 Stock Incentive Plan), then the cash severance amounts described above shall be paid to him in a single lump sum and in addition to such cash severance payment, 100% of his then outstanding stock options and other equity awards shall become vested and exercisable, as applicable, pursuant to the terms of the applicable equity award agreements. These severance payments and benefits are subject to Mr. Desch executing, delivering and not revoking a release of claims in favor of Iridium. If Mr. Desch is terminated due to his death or “Disability” (as defined in the Employment Agrement), he will receive a bonus based on the amount he would been entitled to receive if he had remained employed by Iridium throughout the applicable fiscal year but pro-rated for the number of days he was employed in such year.

The foregoing description of Mr. Desch’s Employment Agreement is not complete and is qualified in its entirety by reference to the Employment Agreement, which is filed as an exhibit to this Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Employment Agreement, dated as of September 18, 2010, by and between Iridium Communications Inc. and Matthew J. Desch.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRIDIUM COMMUNICATIONS INC.

Date: September 22, 2010	By:	/s/ Thomas J. Fitzpatrick
		Name:	Thomas J. Fitzpatrick
		Title:	Chief Financial Officer